SHAREHOLDER SERVICING PLAN IMPLEMENTATION AGREEMENT

Ladies and Gentlemen:

We wish to enter into this Shareholder Servicing Plan Implementation Agreement (“Agreement”) with you concerning the provision of services as set forth herein. The terms and conditions of this Agreement are as follows:

1.	Provision of Services

(a)	You will from time to time enter into agreements with banks, broker/dealers and other financial institutions (collectively “Intermediaries”) pursuant to which the Intermediaries will agree to provide personal services to, and maintain accounts of, their clients (“Customers”) who may from time to time beneficially own shares of one or more of the portfolios (collectively, the “Funds”) of the undersigned trust(s) that have a Board approved shareholder servicing plan. The shares of the Funds are collectively referred to herein as “Shares.”

(b)	You will provide such office space and equipment, facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the services contemplated hereby.

(c)	You will pay to the Intermediaries, out of the Servicing Fee (as defined below), such amounts as may be agreed between you and the Intermediaries in return for the provision by the Intermediaries of personal services and/or the maintenance of shareholder accounts as described in Section 1(a).

(d)	For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any other capacity, except as expressly provided herein.

2.	Compensation

(a)	In consideration of the services provided by you hereunder, we will pay to you a fee as set forth in Schedule I (the “Servicing Fee”). The Servicing Fee may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

(b)	Compensation payable under this Agreement is subject to, among other things, the Financial Industry Regulatory Authority, Inc. (“FINRA”) conduct rules governing receipt by FINRA members of service fees from registered investment companies (the “FINRA Service Fee Rule”). Such compensation shall only be paid if permissible under the FINRA Service Fee Rule and shall not be payable for services that are deemed to be distribution-related services, or to the extent otherwise prohibited by the FINRA Service Fee Rule.

3.	Reports

You agree to furnish us with such information as we may reasonably request, and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us) in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law. You agree to provide us with such certifications, reports and other information as we may reasonably request from time to time to assist us in complying with, and monitoring for compliance with, such laws, rules and regulations.

4.	Term

(a)	This Agreement shall become effective as of the closing of the sale of the long-term asset management business of Columbia Management Group, LLC, including that portion of Columbia Management Advisors, LLC’s business that relates to the management of the Trust and each of its series, to Ameriprise Financial, Inc. (the “Closing”), and, unless sooner terminated as provided herein, shall continue in effect from year to year with respect to a Fund, provided such continuance is specifically approved at least annually by (i) our Board of Trustees, or (ii) a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of our Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty (60) days’ written notice, by our Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by you. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

5.	Communications

You will send any notice to us by first class mail, postage prepaid, or by confirmed telefacsimile at: One Financial Center, Boston, Massachusetts, 02111, fax number 617-345-0919, Attention: Secretary. We will send any notice to you by first class mail, postage prepaid, or by confirmed telefacsimile to you at: c/o Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc.), One Financial Center, Boston, MA 02111, fax number 617-737-0641, Attn: President, or such other address or telefacsimile number as we may reasonably believe appropriate. A party that changes its address or telefacsimile number shall promptly notify the other party.

6.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles. This Agreement may not be assigned by either party.

7.	Actions by the Trust and its Trustees

A reference to each Trust and the Trustees of each Fund refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. A copy of the document establishing each applicable Trust under Massachusetts law is filed with the Secretary of the Commonwealth of Massachusetts. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Trust, must look solely to the property belonging to such Trust for the enforcement of any claims against the Trust.

8.	Miscellaneous

We may amend this Agreement upon written notice to you. You will be deemed to have accepted such amendment by providing the services contemplated in this Agreement after receipt of such notice. You and we also may amend this Agreement by means of a written amendment signed by both parties.

This Agreement shall cancel and supersede any and all prior servicing agreements or similar agreements or contracts relating to the provision of similar services between you and the Funds.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

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If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: One Financial Center, Boston, MA 02110, Attention: Secretary.

Very truly yours,

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II (formerly, Banc of America Funds Trust)

on behalf of its respective Funds

By:	/s/ Joseph F. DiMaria
Name:	Joseph F. DiMaria
Title:	Chief Accounting Officer

Accepted and Agreed to:

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ William F. Truscott
Name:	William F. Truscott
Title:	Chairman

Shareholder Servicing Plan

SCHEDULE I

COMPENSATION

Classes A,1 B, C, E, F and J Shares, Daily Class Shares, Liquidity Class Shares, Investor Class Shares, Adviser Class Shares and Marsico Shares of a Columbia Fund except as otherwise specifically identified below:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net asset value of all Shares of such Fund class, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A, B and C of Columbia Tax-Exempt Fund, Columbia Intermediate Municipal Bond Fund and Columbia High Yield Municipal Fund:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.20% of the average daily net asset value of all Shares of such Fund class, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia Liberty Fund:

The Servicing Fee shall be an annual rate not to exceed 0.15% of the average daily net asset value attributable to shares issued prior to April 1, 1989, and an annual rate not to exceed 0.25% of the average daily net asset value attributable to shares issued thereafter, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

For Class A shares of Columbia Asset Allocation Fund, Columbia Balanced Fund, Columbia Conservative High Yield Fund, Columbia Contrarian Core Fund, Columbia Disciplined Value Fund, Columbia Dividend Income Fund, Columbia Large Cap Growth Fund, Columbia Mid Cap Growth Fund, Columbia Oregon Intermediate Municipal Bond Fund, Columbia Real Estate Equity Fund, Columbia Small Cap Core Fund, Columbia Small Cap Growth Fund I and Columbia Technology Fund, each a series of Columbia Funds Series Trust I, the Board of Trustees of Columbia Funds Series Trust I limits total payments for distribution and service fees for each applicable Fund to 0.25% of such Fund’s average daily net assets attributable to Class A shares, and therefore any amounts payable by Class A shares of such Fund pursuant to Columbia Funds Series Trust I’s Distribution Plan shall directly reduce the maximum allowable rate of the Servicing Fee. For example, payment of a 0.10% distribution fee would reduce the maximum allowable rate of the Servicing Fee to 0.15%.

Classes A and B of Columbia California Tax-Exempt Fund, Columbia Connecticut Tax-Exempt Fund, Columbia Massachusetts Tax-Exempt Fund and Columbia New York Tax-Exempt Fund:

The Servicing Fee shall be an annual rate not to exceed 0.10% of the average daily net asset value attributable to shares issued prior to December 1, 1994, and an annual rate not to exceed 0.25% of the average daily net asset value attributable to shares issued thereafter, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia Strategic Income Fund:

The Servicing Fee shall be an annual rate not to exceed 0.15% of the average daily net asset value attributable to shares issued prior to January 1, 1993, and an annual rate not to exceed 0.25% of the average daily net asset value attributable to shares issued thereafter, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

[1]

Class A shares of the non-money market funds of Columbia Funds Series Trust each have a combined shareholder servicing and distribution plan pursuant to which the aggregate annual fee rate listed above represents total compensation for services rendered in connection with (i) the sale of such shares; (ii) the personal services and/or the maintenance of shareholder accounts holding such shares; or (iii) any combination thereof.